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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                            SYMBOL:  LANC
Wednesday, May 25, 2005                                          TRADED:  Nasdaq


                LANCASTER COLONY CONTINUES HIGHER CASH DIVIDEND;
                  BOARD AUTHORIZES ADDITIONAL STOCK REPURCHASES

         COLUMBUS, Ohio, May 25 -- Lancaster Colony Corporation (Nasdaq: LANC) announced today that its Board of Directors has declared a quarterly cash dividend of 25 cents per share on the company's common stock, payable June 30, 2005, to shareholders of record on June 10, 2005. The board voted to continue the cash dividend at the higher level set six months ago. At that time, the company marked 42 consecutive years of increasing cash dividends each year.

         The board also authorized the repurchase of an additional two million shares of the company's common stock as part of an ongoing stock repurchase program. Currently, the company has approximately 34,240,000 common shares outstanding and approximately 1,049,000 shares remaining under a previous repurchase authorization.

         John B. Gerlach, Jr., chairman and chief executive officer of Lancaster Colony, said, "The dividend reflects the company's continued strong financial position and will be the 168th consecutive quarterly cash dividend paid by the company since September 1963." He noted that this dividend brings the annual payout for the current fiscal year ending June 30, 2005, to 98 cents per share, up from the 89 cents per share paid in the fiscal year ended June 30, 2004.

         We desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). This news release contains various "forward - looking statements" within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words "anticipate," "estimate," "project," "believe," "intend," "expect," "hope" or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K for the year ended June 30, 2004 filed with the Securities and Exchange Commission.

                                                       ####

FOR FURTHER INFORMATION:     John B. Gerlach, Jr., Chairman and CEO
                             Lancaster Colony Corporation
                             Phone: 614/224-7141
                             -or-
                             Investor Relations Consultants, Inc.
                             Phone: 727/781-5577 or E-mail: lanc@mindspring.com